Exhibit 10.2

PROMISSORY NOTE

Principal Amount: $500,000.00	Issue Date: December 29, 2010

FOR VALUE RECEIVED, United eSystems, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Robert J. Sorrentino (the “Holder,” which term shall include any subsequent holder of this Promissory Note (this “Note”)), at 3811 Hollow Crossing Drive, Orlando, Florida  32817, or such other place as the Holder may designate in writing, the principal amount of Five Hundred Thousand Dollars and No Cents with interest from the above date.  The applicable interest rate (the “Interest Rate”) shall be the greater of (i) twelve percent (12%) per annum or (ii) the 30-day LIBOR rate, as published in the Wall Street Journal, plus 1,075 basis points.  The interest rate will change each time and as of the date that the 30-day LIBOR rate changes.  Payments under this Note shall be made as follows:  Commencing on January 29, 2011 and continuing to and including the same day of each month thereafter, to and including December 29, 2013, the Maker shall make monthly installments consisting of principal and accrued interest.  Each monthly payment shall consist of a payment equal to $13,888.89 plus the accrued interest that has accrued on the outstanding balance from the month preceding the due date for such payment based on the Interest Rate(s) applicable for that particular month. In the event of a default of this Note (as described below), at the option of the Holder, the entire unpaid principal amount thereon shall become immediately due and payable and such principal shall thereafter accrue interest at a rate (the “Default Rate”) equal to the Interest Rate plus 3%.

This Note is secured by a Loan and Security Agreement dated December 28, 2010 (the “Loan and Security Agreement”), evidencing a security interest in certain personal property and other business assets (the “Collateral”) of the Maker.

This Note may be prepaid in full or in part at any time without penalty, provided that the prepayment shall first be applied against late charges and other outstanding fees, then against accrued interest, and lastly to unpaid principal.

This Note shall be in default upon: (a) the failure of the Maker to pay any payment hereunder within five days of the date on which such payment is due; (b) the failure of the Maker to timely perform or observe any non-monetary term, covenant, condition or obligation contained in this Note or the Loan and Security Agreement, if such failure remains uncured upon expiration of ten days after written notice thereof is given by the Holder to the Maker; or (c) the appointment of a receiver for the property of the Maker, the assignment for the benefit of creditors by the Maker, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against the Maker.  The failure of the Holder hereof to exercise its rights hereunder on one or more events of default shall not constitute a waiver of its rights in the event of any subsequent or continuing default.

Upon any default under this Note, the Holder’s rights and remedies shall be cumulative and concurrent and may be pursued singly, successively, or concurrently against the Maker and against the Collateral.  The Maker, endorsers, and all other persons liable for all or any part of the indebtedness evidenced by this Note or the performance of the covenants contained herein, jointly and severally, waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor, and maturity.

Any notice that one party desires to give to the other related to this Note shall be in writing and shall be deemed delivered when personally delivered to a party who is an individual or to an officer or registered agent of a party which is a corporation, or upon deposit in the United States mail, certified mail, return receipt requested, postage prepaid, addressed to the party being notified at its respective address specified in this Note

Maker

United eSystems, Inc.

By: /s/ Walter Reid Green, Jr.
Walter Reid Green, Jr.
Chief Executive Officer

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